Exhibit 99.1

FOR IMMEDIATE RELEASE
May 23, 2007

Novell Reports Completion of Independent Stock-Based Compensation Review

WALTHAM, Mass. – May 23, 2007 – Novell, Inc. (NASDAQ:NOVL) today announced it has completed its self-initiated, voluntary review of the company's historical stock-based compensation practices and determined the related accounting impact. The review was conducted under the direction of the Audit Committee of Novell's Board of Directors, who engaged the law firm of Cahill Gordon & Reindel LLP, with whom Novell has had no previous relationship, as independent outside legal counsel to assist in conducting the review. The scope of the review covered approximately 400 grant actions (on approximately 170 grant dates) from Nov. 1, 1996 through Sept. 12, 2006. Within these pools of grants are more than 58,000 individual grants. In total, the review encompassed awards relating to more than 230 million shares of common stock granted over the 10-year period. As a result of the review, Novell delayed the filing of its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2006 and Jan. 31, 2007 and its Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2006.

The Audit Committee, together with its independent outside legal counsel, did not find any evidence of intentional wrongdoing by any former or current Novell employees, officers or directors. Novell has determined, however, that it utilized incorrect measurement dates for some of the stock-based compensation awards granted during the review period. The incorrect measurement dates can be attributed primarily to the following reasons:

        Administrative Corrections – In the period of fiscal 1997 to 2005, Novell corrected administrative errors identified subsequent to the original authorization by awarding stock options that Novell dated with the original authorization date. The administrative errors included incorrect lists of optionees, generally new hires who were inadvertently omitted from the lists of optionees because of the delayed updating of Novell's personnel list, and miscalculations of the number of options to be granted to particular employees on approved lists.

Number of Shares Approved Not Specified – Documented authorization for certain grants, primarily in the period from fiscal 1997 through 2000, lacked specificity for some portion or all of the grant.

        Authorization Incomplete or Received Late – For certain grants, primarily in the period from fiscal 1997 through 2004, there is incomplete documentation to determine with certainty when the grants were actually authorized or the authorization was received after the stated grant date.

In light of the above findings, stock-based compensation expense in a cumulative after-tax amount of approximately $19 million should have been reported in Novell's consolidated financial statements during the period from fiscal 1997 through 2005, approximately 90 percent of which resulted from adjustments to measurement dates in periods prior to fiscal 2001. Novell has determined, however, that the amounts of stock-based compensation expense that should have been recognized in each of the applicable historical periods, including the interim periods of fiscal 2005 and 2006, were not material to those periods on either a quantitative or qualitative basis. Therefore, Novell will not restate its consolidated financial statements for prior periods.

Novell implemented the guidance applicable to the initial adoption of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” as of Nov. 1, 2005. Accordingly, Novell will reflect cumulative adjustments of approximately $19 million for unrecorded stock-based compensation expense, and related income tax effects, as a decrease to retained earnings as of Nov. 1, 2005, the beginning of Novell's 2006 fiscal year. The adjustment to retained earnings will reduce retained earnings as of the beginning of the 2006 fiscal year from $984 million to $965 million, or a reduction of 2 percent.

Novell expects to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2006 and Jan. 31, 2007 and its Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2006 by May 31, 2007. Furthermore, Novell expects to file its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007 on a timely basis.

Novell previously implemented improvements to its processes for granting stock-based compensation and plans to implement additional improvements. Novell believes these improvements prevent errors of the kind uncovered during this review from occurring again.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose Novell's or management's intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novell cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the disagreement of the SEC or the IRS with the judgments Novell made in correcting the measurement dates for stock-based compensation awards and reflecting the related financial and tax impacts; (2) the timing of the filing of Novell's quarterly reports on Form 10-Q for the third fiscal quarter of 2006, the first fiscal quarter of 2007 and the second fiscal quarter of 2007 and Novell's annual report on Form 10-K for the 2006 fiscal year; (3) Nasdaq's determination that Novell is not in compliance with all of the applicable listing requirements, in which case Novell's common stock would be delisted from the Nasdaq Global Select Market; (4) Novell's failure to regain compliance with the reporting requirements of the Securities Exchange Act of 1934 by May 31, 2007, which is the deadline agreed to by the holders of Novell's senior convertible debentures; (5) any adverse impact of the results of the stock-based compensation practices review, including the recognition of an approximate $19 million decrease to retained earnings as of November 1, 2005, on lawsuits or governmental inquiries; (6) potential impacts of each of these matters on Novell's business and credit ratings; and (7) additional risks and uncertainties and important factors described in Novell's filings with the Securities and Exchange Commission, including Novell's most recent annual report on Form 10-K. Although Novell believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Novell can give no assurance that its expectations will be attained or that results will not materially differ. Novell undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers infrastructure software for the Open Enterprise. Novell is a leader in enterprise-wide operating systems based on Linux* and open source and provides the enterprise management services required to operate mixed IT environments. Novell helps customers minimize cost, complexity and risk, allowing them to focus on innovation and growth. For more information, visit www.novell.com.

Novell is a registered trademark of Novell, Inc. in the United States and other countries. *Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell
(415) 383-8408
blowry@novell.com

Investor Contact:

Susan White
Novell
(781) 464-8525
swhite@novell.com